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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                          Contact:    Richard Wiley
                                                           Samsonite Corporation
                                                           (303) 373-6373


                               APOLLO AND ARTEMIS
                               ------------------
                      TO INCREASE INVESTMENT IN SAMSONITE
                      -----------------------------------

          DENVER, Colorado, July 28, 1999 - SAMSONITE CORPORATION (NASDAQ:SAMC) announced today that, in connection with its previously announced rights offering, Apollo Investment Fund, L.P. has agreed to increase its obligation to "back-stop" the rights offering, and Artemis America Partnership has agreed to make up to a $25 million investment in Samsonite.

          In April 1999, Samsonite announced plans to commence a $75 million rights offering to its stockholders to strengthen its capitalization. Under the terms of the proposed rights offering, the Company would distribute, on a pro rata basis, to all of its common stockholders of record as of a date to be determined, transferable rights to purchase $75 million of common stock. It is currently contemplated that the rights will be exercisable at price of $6.00 per share.

          As previously announced, Apollo agreed to make a "bridge" investment equal to the aggregate subscription price of the rights distributable to Apollo and an affiliate in the rights offering and to "backstop" the rights offering to the extent that shares are not purchased by other stockholders, subject to a maximum aggregate subscription by Apollo of $37.5 million. Apollo has now agreed to increase its backstop obligation by $12.5 million, representing a maximum aggregate subscription by Apollo of $50 million. Apollo funded its bridge investment by purchasing $25.4 million of non-voting convertible junior preferred stock that is the economic equivalent of 4,235,000 shares of common stock.

          Artemis America Partnership will make its investment in Samsonite by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased pursuant to its bridge investment and one-half of any shares that Apollo is obligated to purchase pursuant to the backstop. Artemis America Partnership is an affiliate of Artemis SA. Artemis SA is the holding company of Francois Pinault, a French financier and the controlling shareholder, among other interests, of Christies', the world's leading fine art auctioneer, and Pinault-Printemps-Redoute, Europe's number one specialist retailer.

          Prior to its bridge investment, Apollo beneficially owned approximately 34% of Samsonite's outstanding common stock, of which approximately one-half was held by an affiliate in a managed account pursuant to the terms of an investment management agreement with Artemis. In connection with Artemis' new investment, the voting rights with respect to the shares held in the managed account will be transferred to Artemis.
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          Apollo and Artemis have entered into a Stockholders Agreement which, among other things, provides that Apollo and Artemis will vote their shares in favor of a specified slate of directors, which includes all current members of Samsonite's board of directors, plus, at the request of Artemis, an additional person designated by Artemis. Apollo and Artemis have also agreed to vote any shares of common stock purchased by them in connection with the rights offering in proportion to the votes of other stockholders to the extent that their aggregate beneficial ownership exceeds approximately 34% of Samsonite's outstanding voting stock.

          Luc Van Nevel, President and Chief Executive Officer, stated "We are pleased by the continuing confidence shown by Apollo in Samsonite and by Artemis' decision to make a new investment in Samsonite by participating in Apollo's bridge investment and backstop commitment.

          Subject to SEC clearance and further Board action, Samsonite intends to commence the rights offering during the third quarter of 1999. The rights offering will be made only by means of a prospectus.

          Samsonite is one of the world's largest manufacturers and distributors of luggage, marketing products under brands such as SAMSONITE, AMERICAN TOURISTER and LARK.

          A registration statement relating to the securities mentioned in this press release has been filed with the Securities and Exchange Commission but has not yet become effective. The securities mentioned in the press release may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

          Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual future performance or achievements expressed or implied by such forward-looking statements to not come to pass. These risks, uncertainties and other factors are described in Samsonite's filings with the Securities and Exchange Commission.

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